Exhibit 99.1

NEWS RELEASE

FORWARD AIR CORPORATION REPORTS RECORD
THIRD QUARTER 2006 RESULTS

6.6% Revenue Growth
21.9% Operating Margin
7.9% EPS Growth

GREENEVILLE, Tenn.—(BUSINESS WIRE)—October 23, 2006—Forward Air Corporation (NASDAQ:FWRD) today reported record results for the third quarter ended September 30, 2006. This is the seventeenth consecutive quarter that the Company has improved its year-over-year operating revenue, income from operations and net income. Additionally, the Company posted the highest quarterly operating revenue in its history.

Operating revenue for the quarter ended September 30, 2006 increased 6.6% to a record $90.4 million from $84.8 million for the same quarter in 2005. Income from operations was $19.8 million, compared with $18.7 million in the prior-year quarter, an increase of 5.9%. As a percent of operating revenue, income from operations declined slightly to 21.9% from 22.0% for the same quarter last year. Net income during the period increased by $0.6 million, or 5.0%, to $12.7 million from $12.1 million in the prior-year quarter. Diluted income per share from operations for the third quarter of 2006 was $0.41 compared with $0.38 in the prior-year quarter, an increase of 7.9%.

Operating revenue for the nine months ended September 30, 2006 increased 11.9% to $259.6 million from $231.9 million for the same period in 2005. Income from operations was $56.5 million, compared with $48.8 million in the prior-year period, an increase of 15.8%. As a percent of operating revenue, income from operations increased to 21.8% for the first nine months of 2006 from 21.1% in 2005. Net income during the period increased 12.5% to $36.8 million from $32.7 million in the prior-year period. Diluted income per share from operations for the first nine months of 2006 was $1.16 compared with $1.00 in the prior-year period, an increase of 16.0%.

Commenting on the Company’s third quarter results, Bruce A. Campbell, President and CEO, said, “We are once again pleased to announce record results. This quarter’s revenue was the highest in our Company’s history. Also, for the seventeenth consecutive quarter, we have grown our year-over-year revenue, our income from operations and our net income. In spite of challenging economic conditions emphasized by a decline in our average weight per shipment, we were still able to grow total shipments in the quarter. These results were achieved through the outstanding efforts of the entire Forward Air team of employees and owner-operators.”

Mr. Campbell went on to comment, “We were most pleased by the continued growth of our logistics business which grew 30.9% year-over-year. Additionally, we are pleased to announce that we commenced strategic business initiatives with customers United Airlines and Pilot Air Freight during the third quarter.”

Commenting further, Rodney L. Bell, Senior Vice President and CFO, said, “The Company’s cash flows from operations continued to be strong in the third quarter generating $16 million, bringing our year-to-date total to just over $38 million. Also, during the quarter we spent approximately $33 million to repurchase just over one million shares of our common stock.”

Review of Financial Results

Forward Air will hold a conference call to discuss third quarter 2006 results on Tuesday, October 24, 2006, at 9:00 a.m. EDT. The Company’s conference call will be available online at www.forwardair.com or by dialing 800-841-9385. A replay of the conference call will be available at www.forwardair.com beginning shortly after the completion of the live call.

About Forward Air

Forward Air is a high-service-level contractor to the air cargo industry providing time-definite ground transportation services through a network of 81 terminals located on or near major airports in the United States and Canada.  The Company provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional air freight or when air transportation is not economical.

FORWARD AIR CORPORATION Condensed Statements of Income (Unaudited) (In thousands, except per share data)
	Three months ended		Nine months ended
	09/30/06	09/30/05	09/30/06	09/30/05
Operating revenue	$90,441	$84,841	$259,550	$231,861
Operating expenses:
Purchased transportation	37,939	35,512	105,508	94,994
Salaries, wages and employee benefits	18,385	17,486	55,508	49,305
Operating leases	3,750	3,448	10,619	10,159
Depreciation and amortization	2,083	2,815	6,534	6,637
Insurance and claims	1,556	841	4,747	3,862
Other operating expenses	6,940	6,070	20,123	18,063
Total operating expenses	70,653	66,172	203,039	183,020
Income from operations	19,788	18,669	56,511	48,841
Other income (expense):
Interest expense	(17)	(24)	(58)	(69)
Other, net	793	587	2,314	3,340
Total other income	776	563	2,256	3,271
Income before income taxes	20,564	19,232	58,767	52,112
Income taxes	7,839	7,167	22,013	19,400
Net income	$12,725	$12,065	$36,754	$32,712
Income per share:
Basic	$0.41	$0.38	$1.18	$1.02
Diluted	$0.41	$0.38	$1.16	$1.00

FORWARD AIR CORPORATION Condensed Consolidated Balance Sheets (In thousands, except share data)
	09/30/06	12/31/05
	(Unaudited)	Audited (a)
Assets
Current assets:
Cash	$4,356	$332
Short-term investments	60,800	79,000
Accounts receivable, less allowance of $1,022 in 2006 and $922 in 2005	51,292	45,763
Other current assets	7,960	11,639
Total current assets	124,408	136,734

Property and equipment	96,961	91,086
Less accumulated depreciation and amortization	46,615	43,864
Total property and equipment, net	50,346	47,222
Goodwill and other acquired intangibles:
Goodwill	15,588	15,588
Other acquired intangibles, net of accumulated amortization of $1,700 in 2006 and $744 in 2005	11,050	12,007
Total goodwill and other acquired intangibles	26,638	27,595
Other assets	5,800	1,049
Total assets	$207,192	$212,600

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,529	$12,640
Accrued expenses	12,990	11,782
Short-term debt	--	1,504
Current portion of capital lease obligations	40	38
Total current liabilities	22,559	25,964

Capital lease obligations, less current portion	807	837
Deferred income taxes	6,760	6,983

Shareholders’ equity:
Preferred stock	--	--
Common stock, $0.01 par value:
Authorized shares - 50,000,000
Issued and outstanding shares - 30,461,491 in 2006 and 31,360,842 in 2005	305	314
Additional paid-in capital	--	--
Accumulated other comprehensive income	--	--
Retained earnings	176,761	178,502
Total shareholders’ equity	177,066	178,816
Total liabilities and shareholders’ equity	$207,192	$212,600

(a)	Taken from audited financial statements, which are not presented in their entirety.

FORWARD AIR CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)
	Nine months ended
	09/30/06	09/30/05
Operating activities:
Net income	$36,754	$32,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,534	6,637
Share-based compensation	923	--
Atlanta condemnation settlement gain	--	(1,428)
Other non-cash charges	--	274
Gain on sale of property and equipment	(143)	(261)
Provision for loss (recovery) on receivables	134	(164)
Provision for revenue adjustments	1,571	1,516
Deferred income taxes	66	(821)
Tax benefit of stock options exercised	(1,549)	1,922
Changes in operating assets and liabilities
Accounts receivable	(9,153)	(9,601)
Prepaid expenses and other current assets	51	(443)
Accounts payable and accrued expenses	(1,903)	656
Income taxes	4,888	2,848
Net cash provided by operating activities	38,173	33,847
Investing activities:
Proceeds from disposal of property and equipment	3,275	86
Purchases of property and equipment	(9,914)	(7,528)
Deposits in escrow for construction of new terminals	(4,793)	--
Proceeds from sales or maturities of available-for-sale securities	193,905	167,150
Purchases of available-for-sale securities	(175,705)	(133,740)
Acquisition of business	--	(12,750)
Proceeds from Atlanta condemnation settlement/release of amounts held in escrow	--	2,765
Other	42	(112)
Net cash provided by investing activities	6,810	15,871
Financing activities:
Payments of capital lease obligations	(28)	(23)
Payments on line of credit	(1,504)	--
Borrowings under line of credit	--	1,404
Proceeds from exercise of stock options	4,231	3,709
Payments of cash dividends	(6,548)	(5,782)
Cash paid for fractional shares in 3-for-2 stock split	--	(44)
Common stock issued under employee stock purchase plan	115	130
Repurchase of common stock	(38,774)	(49,049)
Tax benefit of stock options exercised	1,549	--
Net cash used in financing activities	(40,959)	(49,655)
Net increase in cash	4,024	63
Cash at beginning of period	332	78
Cash at end of period	$4,356	$141
Uncollected proceeds from disposal of property and equipment in accounts receivable	$51	$1,554

Important Information

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are statements other than historical information or statements of current condition and relate to future events or our future financial performance.  Some forward-looking statements may be identified by use of such terms as “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects” or “expects.”  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  The following is a list of factors, among others, that could cause actual results to differ materially from those contemplated by the forward-looking statements: economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, our inability to maintain our historical growth rate because of a decreased volume of freight moving through our network or decreased average revenue per pound of freight moving through our network, increasing competition and pricing pressure, surplus inventories, loss of a major customer, the creditworthiness of our customers and their ability to pay for services rendered, our ability to secure terminal facilities in desirable locations at reasonable rates, the inability of our information systems to handle an increased volume of freight moving through our network, changes in fuel prices, claims for property damage, personal injuries or workers’ compensation, employment matters including rising health care costs, enforcement of and changes in governmental regulations, environmental and tax matters, the handling of hazardous materials, the availability and compensation of qualified independent owner-operators and freight handlers needed to serve our transportation needs and our inability to successfully integrate acquisitions.  As a result of the foregoing, no assurance can be given as to future financial condition, cash flows or results of operations. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
Forward Air Corporation
Rodney L. Bell, 423-636-7000
rbell@forwardair.com